SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 20, 2008

 Zynex, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

8022 Southpark Circle, Suite 100, Littleton, CO	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 8.01.  Other Events

On October 20, 2008, Zynex, Inc. (“Zynex”) entered into an amendment of the Option granted by Zynex to Stalwart Investments, LLC in 2004.  Under the amendment, Zynex and Stalwart cancelled a part of the Option for 600,000 shares of Zynex common stock and added a cashless exercise feature for 1,000,000 shares of Zynex common stock subject to the Option.  The combined effect of the cancellation and the cashless exercise provision, if the cashless exercise part of the Option is exercised in full and the market price of the common stock at that time is the same as the closing price on October 21, 2008 ($4.80), would be a reduction of 1,027,000 in the number of shares issuable under the Option.

Stalwart received the Option in 2004 for services.  The Option was originally for a total of 1,900,000 shares of Zynex common stock at exercise prices ranging from $0.40 per share to $4.00 per share.  Previously Stalwart exercised the Option for 100,000 shares at $0.40 per share, leaving the Option exercisable for a total of 1,800,000 shares of Zynex common stock.  Pursuant to the amendment, the following parts of the Option for 1,000,000 shares can be exercised for cash or by conversion in a cashless exercise:  400,000 shares at $1.75 per share; 200,000 shares at $2.00 per share; 200,000 shares at $2.25 per share; and 200,000 shares at $2.50 per share.  A cashless exercise means that shares having a then fair market value equal to the total exercise price are not issued upon an exercise of the Option and are used in essence to pay the exercise price.

The following parts of the Option for 600,000 shares were cancelled by the amendment:  200,000 shares at $2.75 per share; 200,000 shares at $3.00 per share; and 200,000 shares at $3.50 per share.  The balance of 200,000 shares subject to the Option remain exercisable for cash only at $4.00 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc. (Registrant)

Date: October 22, 2008	By:	/s/ Fritz Allison
Fritz Allison Chief Financial Officer